News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER 2023 RESULTS

Clearfield, Pennsylvania – October 23, 2023

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and nine months ended September 30, 2023, and disclosed quarterly growth in total deposits, loans, and assets.

Executive Summary

•Net income available to common shareholders ("earnings") was $12.7 million, or $0.60 per diluted share, for the three months ended September 30, 2023, compared to earnings of $12.8 million, or $0.61 per diluted share, for the three months ended June 30, 2023. The Corporation’s earnings for the three months ended September 30, 2022 were $15.5 million, or $0.90 per diluted share. The decrease in diluted earnings per share comparing the quarter ended September 30, 2023 to the quarter ended June 30, 2023 was primarily due to a seven basis point decrease in net interest margin coupled with an increase in salaries and benefits. The decrease in diluted earnings per share comparing the quarter ended September 30, 2023 to the quarter ended September 30, 2022 was primarily due to the year-over-year increase in deposit costs, as well as the dilutive effect of the Corporation's common stock offering completed in September 2022, resulting in the issuance of over 4.2 million shares of common stock or an increase of approximately 25% in total common shares outstanding. In addition, during the three months ended September 30, 2023, the Corporation repurchased 100,000 common shares at a weighted average price per share of $18.39, compared to 126,459 common shares at a weighted average price per share of $18.28 during the three months ended June 30, 2023 and no repurchases of common stock during the three months ended September 30, 2022.

•Earnings were $40.8 million, or $1.94 per diluted share, for the nine months ended September 30, 2023, compared to earnings of $44.1 million, or $2.59 per diluted share, for the nine months ended September 30, 2022. As previously noted, the decrease in diluted earnings per share comparing the nine months ended September 30, 2023 to the nine months ended September 30, 2022 was primarily due to both the rise in deposit costs year over year and to the dilutive effect of the Corporation's common stock offering. In addition, during the nine months ended September 30, 2023, the Corporation repurchased 326,459 common shares at a weighted average price per share of $20.08, compared to 50,166 common shares at a weighted average price per share of $26.75 during the nine months ended September 30, 2022.

•At September 30, 2023, total deposits were $5.0 billion, reflecting an increase of $69.7 million, or 1.4% (5.6% annualized), from June 30, 2023. The increase in deposit balances was primarily the result of continued growth in the Corporation’s treasury management customer base and resulting increases in municipal and institutional/corporate deposits, including new wealth and asset management deposit relationships resulting from CNB’s participation in deposit insurance sharing programs. In addition, the total number of deposit households increased by approximately 0.8% (3.2% annualized) during the same time period. Additional deposit and liquidity profile details were as follows:

◦At September 30, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 29.0% of total CNB Bank deposits; however, when excluding $101.1 million of affiliate company deposits and $440.3 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $940.4 million, or approximately 18.4% of total CNB Bank deposits as of September 30, 2023.

▪At June 30, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 30.4% of total CNB Bank deposits; however, when excluding $99.0 million of affiliate company deposits and $448.7 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $984.4 million, or approximately 19.6% of total CNB Bank deposits as of June 30, 2023.

◦At September 30, 2023, the average deposit balance per account for CNB Bank was approximately $33 thousand. In addition to the increasing number of treasury management customers, CNB Bank continues to increase small business and retail customer household deposits, including those added from the second quarter launches of (i) the U.S. service member and veteran families enrolling in CNB Bank’s “At Ease” account, and (ii) CNB’s women’s banking division, Impressia Bank.

◦At September 30, 2023, the Corporation had $117.6 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with (i) available borrowing capacity of approximately $3.6 billion from the Federal Home Bank of Pittsburgh ("FHLB") and Federal Reserve, and (ii) available unused commitments from brokered deposit sources, and other third-party funding channels, including previously established lines of credit from correspondent banks, the total on-hand and contingent liquidity sources for the Corporation represented 3.9 times the estimated amount of adjusted uninsured deposit balances as discussed above.

•At September 30, 2023, June 30, 2023 and September 30, 2022, the Corporation had no outstanding short-term borrowings from the FHLB.

◦As of September 30, 2023, the Corporation did not have any borrowings from either the Federal Reserve’s Discount Window or Bank Term Funding Program ("BTFP"). CNB has added the BTFP as a potential contingent liquidity source but has not borrowed from the BTFP to date due to the stability and growth in CNB's deposit funding base.

•At September 30, 2023, the Corporation's pre-tax net unrealized losses on available-for-sale and held-to-maturity securities totaled approximately $108.8 million, or 19.8% of total shareholders' equity, compared to $94.8 million, or 17.3% of total shareholders' equity at June 30, 2023. The change in unrealized losses was primarily due to higher interest rates along much of the yield curve relative to the Corporation’s scheduled maturities. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of both September 30, 2023 and June 30, 2023 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation maintains $100.4 million of liquid funds at its holding company, which substantially covers the $108.8 million in unrealized losses on investments held primarily in its wholly-owned banking subsidiary, as an immediately available source of contingent capital to be down-streamed to CNB Bank if necessary.

•At September 30, 2023, loans totaled $4.4 billion, excluding the balances of (i) syndicated loans, and (ii) any remaining balances on Paycheck Protection Program ("PPP") loans, net of PPP-related fees (such loans being referred to as the "PPP-related loans"). This adjusted total of $4.4 billion in loans represented an increase of $49.9 million, or 1.2% (4.6% annualized), from the same adjusted total loans measured as of June 30, 2023. Loan growth was experienced primarily in the Corporation's recent expansion markets of Cleveland, Roanoke, and Buffalo combined with growth in the portfolio related to CNB Bank’s Private Banking division.

◦At September 30, 2023, the Corporation's balance sheet reflected a decrease in syndicated lending balances of $22.5 million compared to June 30, 2023. The syndicated loan portfolio totaled $123.1 million, or 2.7% of total loans, excluding PPP-related loans, at September 30, 2023, compared to $145.6 million, or 3.3% of total loans, excluding PPP-related loans, at June 30, 2023.

•Total nonperforming assets were approximately $29.3 million, or 0.51% of total assets, as of September 30, 2023, compared to $24.1 million, or 0.43% of total assets, as of June 30, 2023, and $21.8 million, or 0.41% of total assets, as of September 30, 2022. The increase in nonperforming assets was due to one commercial real estate relationship consisting of two loans totaling $6.9 million placed on nonaccrual during the third quarter 2023. The two loans combined have a recorded specific loss reserve of approximately $491 thousand at September 30, 2023. While this loan relationship was placed on non-accrual status during the third quarter of 2023, based on collateral value support coupled with the specific reserve recorded against this loan relationship, management does not believe there is risk of significant additional loss exposure related to this loan relationship. For the three months ended September 30, 2023, net loan charge-offs were $732 thousand, or 0.06% (annualized) of average total loans and loans held for sale, compared to $789 thousand, or 0.07% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2023, and $310 thousand, or 0.03% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2022.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $18.2 million for the three months ended September 30, 2023, compared to $19.6 million and $21.8 million for the three months ended June 30, 2023 and September 30, 2022, respectively.1 The decrease in PPNR for the three months ended September 30, 2023 compared to the three months ended June 30, 2023 was driven primarily by a seven basis point decrease in net interest margin coupled with an increase in salaries and benefits. PPNR was $59.4 million for the nine months ended September 30, 2023, compared to $64.0 million for the nine months ended September 30, 2022.1 The decrease in PPNR for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 was primarily driven by growth in technology expenses due to investments in applications aimed at enhancing both customer relationship management and customer online experience applications, as well as expanding service delivery channels. In addition, the Corporation had a year-over-year decrease in non-interest income as a result of lower pass-through income from small business investment companies ("SBICs").

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Michael D. Peduzzi, President and CEO of both the Corporation and CNB Bank, stated, "Our results reflect the strength and stability of our financial position and earnings base, built from our deep customer relationships in our commercial, retail, wealth management, and treasury management divisions. Despite the headwinds of rising rates that impact both funding costs and new loan growth prospects, the resilience of our business development team has allowed us to find solutions for creditworthy customers to support continued growth in all of these business divisions, while maintaining the pricing and underwriting discipline needed in this current operating environment.

At the same time, as we continue to pursue qualitative growth, particularly in our newer markets, we remain extremely cost-conscious as we look to effectively deploy our recent technology investments to provide for both more efficient delivery channels and increased staff productivity. In the first nine months of this year, we activated significant elements of our Customer Relationship Management and sales supportive systems, which have been helpful for all our divisions in connecting with both existing and prospective customers, contributing to our steady year-to-date growth. Though the sales-focused systems were originally projected to heavily support loan growth and increases in wealth management assets under management, the applications have been equally supportive in identifying new and expanded deposit relationships. To supplement how our new and existing deposit customers can reach us through their preferred delivery channels, we successfully completed the implementation of our digital new-account-opening module that allows both commercial and retail customers to open and fund deposit relationships, all online. We also have expanded our deployment of Enhanced Teller Machines, or ETMs, that dually serve as both traditional ATMs and as an electronic channel to connect to our live service agents at our Customer Service Center, which has expanded hours outside of the traditional business day. Additionally, we recently launched our women’s banking division, Impressia Bank, in the largest of our markets, Columbus, Ohio, having already made similar launches in our Cleveland, Ohio and Erie, Pennsylvania markets. We continue to see very positive leads and momentum in Impressia’s early stages, particularly in connecting with women-owned small businesses. We are confident that all of these recent technology and new business development investments will position us well for more efficient growth and expanded customer service capabilities for the longer term.

Our asset quality remains sound and is supported by our strict adherence to our traditionally conservative underwriting policy and concentration limits. We have established and actively employ stress testing risk management activities to avoid undue adverse exposure to more economic-sensitive segments, including the various commercial real estate market segments. We have also found these stress evaluation measures to be valuable to customers who seek to carefully but successfully manage their operations in the rising rate and inflationary environment.

Our capital levels remain very sound, and we continue to both expand our liquidity resources and reduce the percentage of uninsured deposits by helping more larger deposit account customers take advantage of insured deposit programs.

We remain committed to our strategic initiatives to maintain a very strong and disciplined capital and asset-liability management profile, and thorough and continuous risk management activities, while expanding our market presence, continuing to grow our funding base at a reasonable cost, expanding our fee-based relationships and revenue sources, and controlling our overhead."

Other Balance Sheet Highlights

•Book value per common share was $23.52 at September 30, 2023, reflecting an increase from $23.42 and $21.70 at June 30, 2023 and September 30, 2022, respectively. Tangible book value per common share, a non-GAAP measure, was $21.40 as of September 30, 2023, also reflecting an increase from $21.32 and $19.61 as of June 30, 2023 and September 30, 2022, respectively.1 The changes in book value per common share and tangible book value per common share compared to June 30, 2023 were primarily due to a $9.0 million increase in retained earnings and the repurchase of 100,000 common shares at a weighted average price per share of $18.39, partially offset by a $7.9 million increase in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio. The unrealized valuation changes in the Corporation’s investments were not related to new purchases or credit-related issues, but to further temporary declines in fixed-income investment securities resulting from the market yield curve changes relative to the scheduled maturities of the Corporation’s holdings.

Loan Portfolio Profile

•As part of our lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and if any risk issues could lead to additional credit loss exposure. In the current post-pandemic economic environment, the Corporation has determined that office commercial real estate ("commercial office") inherently could pose a higher level of credit risk, even given the historical high credit quality ratings and structures applied to the deals when initially underwritten and funding or commitments were made. The Corporation monitors numerous relevant sensitivity elements at both underwriting and through and beyond the funding period, including projects occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally.

•At September 30, 2023, the Corporation had the following key metrics related to its commercial office portfolio:

◦Commercial office loans outstanding consisted of 120 loans, totaling $115.7 million, or 2.6%, of total loans outstanding;
◦Nonaccrual commercial office loans (two customer relationships) totaled $1.1 million, or 1.0% of total office loans outstanding. The two customer relationships combined have a recorded specific loss reserve of approximately $817 thousand, at September 30, 2023; and
◦The average outstanding balance per commercial office loan is $964 thousand.

The Corporation had no commercial office loan relationships considered by the banking regulators to be a high volatility commercial real estate credit.

Performance Ratios

•Annualized return on average equity was 9.80% for the three months ended September 30, 2023, compared to 10.07% and 14.97% for the three months ended June 30, 2023 and September 30, 2022, respectively. Annualized return on average equity was 10.74% for the nine months ended September 30, 2023, compared to 14.50% for the nine months ended September 30, 2022.

•Annualized return on average tangible common equity, a non-GAAP measure, was 11.07% for the three months ended September 30, 2023, compared to 11.40% and 18.21% for the three months ended June 30, 2023 and September 30, 2022, respectively.1 Annualized return on average tangible common equity, a non-GAAP measure, was 12.23% for the nine months ended September 30, 2023, compared to 17.63% for the nine months ended September 30, 2022.1

•While the previously discussed common equity capital raise completed in September 2022 significantly enhanced the Corporation’s overall capital position, it also adversely impacted certain equity and per-share performance ratios for the three and nine months ended September 30, 2023 and June 30, 2023 and the related comparison to September 30, 2022.

•The Corporation's efficiency ratio was 67.00% for the three months ended September 30, 2023, compared to 64.78% and 62.38% for the three months ended June 30, 2023 and September 30, 2022, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 66.26% for the three months ended September 30, 2023, compared to 64.10% and 61.95% for the three months ended June 30, 2023 and September 30, 2022, respectively.1 The increase for the three months ended September 30, 2023 compared to June 30, 2023 was, as previously discussed, primarily the result of rising deposits costs further contributing to a seven basis point decrease in net interest margin coupled with an increase in salaries and benefits. The Corporation's efficiency ratio was 64.26% for the nine months ended September 30, 2023, compared to 61.12% for the nine months ended September 30, 2022. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 63.60% for the nine months ended September 30, 2023, compared to 60.68% the nine months ended September 30, 2022.1

Revenue

•Total revenue (net interest income plus non-interest income) was $55.1 million for the three months ended September 30, 2023, compared to $55.6 million and $57.9 million for the three months ended June 30, 2023 and September 30, 2022, respectively.

◦Net interest income was $47.2 million for the three months ended September 30, 2023, compared to $47.3 million and $49.9 million, for the three months ended June 30, 2023 and September 30, 2022, respectively. When comparing the third quarter of 2023 to the third quarter of 2022, the decrease in net interest income of $2.7 million, or 5.4%, was primarily due to an increase in the Corporation's interest expense as a result of targeted interest-bearing deposit rate increases to ensure both deposit relationship retention, and new deposit growth in recently entered expansion markets.

◦Net interest margin was 3.55%, 3.62% and 4.03% for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.53%, 3.60% and 4.02%, for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.1

▪The yield on earning assets of 5.63% for the three months ended September 30, 2023 increased 13 basis points and 118 basis points from June 30, 2023 and September 30, 2022, respectively, primarily as a result of loan growth and the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 2.66% for the three months ended September 30, 2023 increased 26 basis points and 210 basis points from June 30, 2023 and September 30, 2022, respectively, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases in response to the competitive environment from numerous Fed rate hikes over the past year, and deposit retention and growth initiatives.

•Total revenue was $166.3 million for the nine months ended September 30, 2023, compared to $164.6 million for the nine months ended September 30, 2022.

◦Net interest income was $142.1 million for the nine months ended September 30, 2023, compared to $138.8 million for the nine months ended September 30, 2022. The increase of $3.3 million, or 2.4%, was due to loan growth and the benefits of the impact of rising interest rates resulting in greater income on variable-rate loans and new loan production, partially offset by an increase in the Corporation's interest expense as a result of both (i) targeted interest-bearing deposit rate increases to ensure both deposit growth and retention, and (ii) a year-over-year increase in the average balance of short-term borrowings through the FHLB.

◦Net interest margin was 3.66% and 3.75% for the nine months ended September 30, 2023 and 2022, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.64% and 3.75% for the nine months ended September 30, 2023 and 2022, respectively.1

▪The yield on earning assets of 5.48% for the nine months ended September 30, 2023 increased 140 basis points from September 30, 2022, primarily as a result of loan growth and the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 2.34% for the nine months ended September 30, 2023 increased 192 basis points from September 30, 2022, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases and some costs of occasional short-term borrowings through the FHLB in 2023.

•Total non-interest income was $7.9 million for the three months ended September 30, 2023 compared to $8.3 million and $8.0 million for the three months ended June 30, 2023 and September 30, 2022, respectively. During the three months ended September 30, 2023, notable changes compared to the three months ended June 30, 2023 and the three months ended September 30, 2022, included a decrease in other service charges and fees, partially offset by higher other non-interest income driven by gains on recovery from acquired loans.

•Total non-interest income was $24.2 million for the nine months ended September 30, 2023 compared to $25.8 million for the nine months ended September 30, 2022. During the nine months ended September 30, 2023, Wealth and Asset Management fees increased $111 thousand, or 2.0%, compared to the nine months ended September 30, 2022, as the Corporation benefited from an increased number of wealth management relationships. Other notable changes compared to the nine months ended September 30, 2022 included lower net realized gains on the sale of available-for-sale debt securities, lower mortgage banking income from reduced mortgage loan production volume in the higher-rate environment, lower level of bank owned life insurance income and pass-through income from small business investment companies, partially offset by an increase in card processing and interchange income and a favorable variance in unrealized losses on equity securities.

Non-Interest Expense

•For the three months ended September 30, 2023, total non-interest expense was $36.9 million, compared to $36.0 million and $36.1 million for the three months ended June 30, 2023 and September 30, 2022, respectively. The increase of $926 thousand, or 2.6%, from the three months ended June 30, 2023, was primarily a result of an increase in salaries and benefits.

•For the nine months ended September 30, 2023, total non-interest expense was $106.9 million, compared to $100.6 million for the nine months ended September 30, 2022. The increase of $6.3 million, or 6.3%, from the nine months ended September 30, 2022 was primarily a result of higher technology expenses, combined with higher card processing and interchange expenses. In addition, other non-interest expenses increased primarily due to business generation related expenses and consulting fees.

Income Taxes

•Income tax expense for the three months ended September 30, 2023 was $3.4 million, representing a 19.9% effective tax rate, compared to $3.3 million, representing a 19.4% effective tax rate for the three months ended June 30, 2023 and $4.1 million, representing a 19.6% effective tax rate for the three months ended September 30, 2022. Income tax expense was $10.6 million, representing a 19.5% effective tax rate, compared to $11.0 million, representing a 18.9% effective tax rate for the nine months ended September 30, 2023 and 2022, respectively.

Asset Quality

•Total nonperforming assets were approximately $29.3 million, or 0.51% of total assets, as of September 30, 2023, compared to $24.1 million, or 0.43% of total assets, as of June 30, 2023, and $21.8 million, or 0.41% of total assets, as of September 30, 2022. As previously discussed, the increase in nonperforming assets was due to one commercial real estate relationship consisting of two loans totaling $6.9 million that were placed on nonaccrual in the third quarter 2023. Though the two loans have collateral support covering most of the outstanding principal balance, the Corporation recorded a combined specific reserve of approximately $491 thousand on the relationship at September 30, 2023.

•The allowance for credit losses measured as a percentage of total loans was 1.02% as of September 30, 2023 and June 30, 2023, and 1.03% as of September 30, 2022. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 169.34% as of September 30, 2023, compared to 215.06% and 211.55% as of June 30, 2023 and September 30, 2022, respectively.

•The provision for credit losses was $1.1 million for the three months ended September 30, 2023, compared to $2.4 million and $1.1 million for the three months ended June 30, 2023 and September 30, 2022, respectively. Included in the provision for credit losses for the three months ended September 30, 2023 was a $33 thousand expense related to the allowance for unfunded commitments compared to $56 thousand for the three months ended June 30, 2023 and $55 thousand for the three months ended September 30, 2022. The $1.3 million decrease in the provision expense for the third quarter of 2023 compared to the second quarter of 2023 was primarily a result of lower loan portfolio growth in the third quarter of 2023 compared to the second quarter of 2023.

•The provision for credit losses was $4.8 million for the nine months ended September 30, 2023, compared to $5.6 million for the nine months ended September 30, 2022. Included in the provision for credit losses for the nine months ended September 30, 2023 was $148 thousand expense related to the allowance for unfunded commitments compared to $641 thousand for the nine months ended September 30, 2022. The $888 thousand reduction in the provision expense for the first nine months of 2023 compared to the nine months ended September 30, 2022 was primarily a result of the relatively lower loan portfolio growth in the first nine months of 2023 compared to the first nine months of 2022.

•For the three months ended September 30, 2023, net loan charge-offs were $732 thousand, or 0.06% (annualized) of average total loans and loans held for sale, compared to $789 thousand, or 0.07% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2023, and $310 thousand, or 0.03% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2022.

•For the nine months ended September 30, 2023, net loan charge-offs were $2.2 million, or 0.07% (annualized) of average total loans and loans held for sale, compared to $1.3 million, or 0.05% (annualized) of average total loans and loans held for sale, during the nine months ended September 30, 2022.

Capital

•As of September 30, 2023, the Corporation’s total shareholders’ equity was $549.2 million, representing a decrease of $422 thousand, or 0.1%, from June 30, 2023, primarily due to the additional accumulated other comprehensive losses during the quarter resulting primarily from (i) the after-tax impact of the temporary unrealized reduction in the value of the available-for-sale investment portfolio, and (ii) an increase in the Corporation's treasury stock as a result of the Corporation's repurchase of 100,000 of its common shares during the third quarter 2023. This decrease was partially offset by the increase in the Corporation's retained earnings (quarterly net income, partially offset by the common and preferred dividends paid in the quarter).

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of September 30, 2023, consistent with prior periods.

•As of September 30, 2023, the Corporation’s ratio of common shareholders' equity to total assets was 8.57% compared to 8.68% at June 30, 2023 and 8.62% at September 30, 2022. As of September 30, 2023, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 7.86% compared to 7.97% at June 30, 2023 and 7.85% as of September 30, 2022. This decrease compared to June 30, 2023 and September 30, 2022, was the result of an increase in accumulated other comprehensive loss and an increase in treasury stock from repurchase activities, partially offset by the increase in retained earnings.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.7 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office, one mobile office and 51 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, with offices in the Southwest Virginia region; and Impressia Bank which operates in CNB Bank’s primary market areas. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the duration and scope of a pandemic, including the lingering impacts of the COVID-19 pandemic, and the local, national and global impact of a pandemic; (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) higher than expected costs or other difficulties related to integration of combined or merged businesses; (vii) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) deposit attrition; (xiii) rapidly changing technology; (xiv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xv) changes in the cost of funds, demand for loan products or demand for financial services; and (xvi) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause CNB’s actual results to differ may emerge from time to time, and it is not possible for CNB to predict all of them. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Income Statement
Interest and fees on loans	$70,980	$66,899	$50,552	$200,206	$136,368
Processing fees on PPP loans	0	2	74	3	1,870
Interest and dividends on securities and cash and cash equivalents	4,536	5,431	4,672	14,279	13,055
Interest expense	(28,280)	(25,072)	(5,390)	(72,353)	(12,467)
Net interest income	47,236	47,260	49,908	142,135	138,826
Provision for credit losses	1,056	2,405	1,091	4,751	5,639
Net interest income after provision for credit losses	46,180	44,855	48,817	137,384	133,187
Non-interest income
Wealth and asset management fees	1,833	1,917	1,870	5,567	5,456
Service charges on deposit accounts	1,861	1,913	1,872	5,569	5,400
Other service charges and fees	567	1,085	814	2,283	2,253
Net realized gains on available-for-sale securities	0	30	0	52	651
Net realized and unrealized losses on equity securities	(400)	(244)	(398)	(930)	(1,433)
Mortgage banking	172	176	298	516	1,065
Bank owned life insurance	754	693	694	2,211	2,778
Card processing and interchange income	2,098	2,062	1,975	6,219	5,776
Other non-interest income	978	661	834	2,711	3,813
Total non-interest income	7,863	8,293	7,959	24,198	25,759
Non-interest expenses
Salaries and benefits	17,758	17,059	18,901	51,862	52,660
Net occupancy expense of premises	3,596	3,628	3,375	10,790	9,940
Technology expense	5,232	5,187	4,552	14,677	11,948
Advertising expense	840	701	709	2,085	1,866
State and local taxes	1,028	1,030	1,036	3,108	3,121
Legal, professional, and examination fees	1,320	1,002	1,019	3,167	3,032
FDIC insurance premiums	1,027	1,001	709	2,901	2,142
Card processing and interchange expenses	1,207	1,572	1,201	4,269	3,486
Other non-interest expense	4,906	4,808	4,598	14,033	12,406
Total non-interest expenses	36,914	35,988	36,100	106,892	100,601
Income before income taxes	17,129	17,160	20,676	54,690	58,345
Income tax expense	3,402	3,333	4,051	10,647	11,037
Net income	13,727	13,827	16,625	44,043	47,308
Preferred stock dividends	1,076	1,075	1,076	3,226	3,226
Net income available to common shareholders	$12,651	$12,752	$15,549	$40,817	$44,082

Ending shares outstanding	20,895,634	20,997,053	21,120,584	20,895,634	21,120,584
Average diluted common shares outstanding	20,899,744	20,956,575	17,287,770	20,979,032	16,983,958
Diluted earnings per common share	$0.60	$0.61	$0.90	$1.94	$2.59
Cash dividends per common share	$0.175	$0.175	$0.175	$0.525	$0.525
Dividend payout ratio	29%	29%	19%	27%	20%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Average Balances
Total loans and loans held for sale	$4,485,017	$4,376,223	$3,956,041	$4,373,648	$3,821,516
Investment securities	749,352	770,605	821,311	771,457	821,933
Total earning assets	5,273,758	5,238,471	4,909,666	5,194,485	4,952,999
Total assets	5,647,491	5,607,947	5,241,472	5,561,649	5,274,953
Noninterest-bearing deposits	792,193	793,686	880,990	805,513	841,661
Interest-bearing deposits	4,109,360	4,047,224	3,744,413	3,976,820	3,824,480
Shareholders' equity	555,464	550,490	440,659	548,034	436,201
Tangible common shareholders' equity (non-GAAP) (1)	453,493	448,497	338,723	446,048	334,241

Average Yields (annualized)
Total loans and loans held for sale	6.30%	6.15%	5.10%	6.14%	4.86%
Investment securities	1.96%	1.99%	1.86%	1.96%	1.84%
Total earning assets	5.63%	5.50%	4.45%	5.48%	4.08%
Interest-bearing deposits	2.62%	2.34%	0.47%	2.27%	0.34%
Interest-bearing liabilities	2.66%	2.40%	0.56%	2.34%	0.42%

Performance Ratios (annualized)
Return on average assets	0.96%	0.99%	1.26%	1.06%	1.20%
Return on average equity	9.80%	10.07%	14.97%	10.74%	14.50%
Return on average tangible common equity (non-GAAP) (1)	11.07%	11.40%	18.21%	12.23%	17.63%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.53%	3.60%	4.02%	3.64%	3.75%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	66.26%	64.10%	61.95%	63.60%	60.68%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$381	$379	$(62)	$955	$257
Holiday Financial net loan charge-offs	351	410	372	1,252	1,060
Total Corporation net loan charge-offs	$732	$789	$310	$2,207	$1,317
Annualized net loan charge-offs / average total loans and loans held for sale	0.06%	0.07%	0.03%	0.07%	0.05%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	September 30, 2023	June 30, 2023	September 30, 2022
Ending Balance Sheet
Cash and due from banks	$61,529	$58,278	$51,178
Interest-bearing deposits with Federal Reserve	117,632	62,644	153,156
Interest-bearing deposits with other financial institutions	3,424	4,241	5,462
Total cash and cash equivalents	182,585	125,163	209,796
Debt securities available-for-sale, at fair value	335,122	353,136	378,236
Debt securities held-to-maturity, at amortized cost	391,301	394,238	408,209
Equity securities	8,948	9,266	9,235
Loans held for sale	464	1,654	624
Loans receivable
PPP loans, net of deferred processing fees	56	67	462
Syndicated loans	123,090	145,627	152,783
Loans	4,369,028	4,319,140	3,871,420
Total loans receivable	4,492,174	4,464,834	4,024,665
Less: allowance for credit losses	(45,832)	(45,541)	(41,269)
Net loans receivable	4,446,342	4,419,293	3,983,396
Goodwill and other intangibles	43,874	43,874	43,749
Core deposit intangible	299	320	386
Other assets	322,973	316,656	283,715
Total Assets	$5,731,908	$5,663,600	$5,317,346

Noninterest-bearing demand deposits	$782,996	$808,074	$867,662
Interest-bearing demand deposits	781,309	861,871	1,055,367
Savings	2,883,736	2,708,386	2,376,694
Certificates of deposit	554,740	554,744	324,088
Total deposits	5,002,781	4,933,075	4,623,811
Short-term borrowings	0	0	0
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,191	84,115	83,888
Other liabilities	75,104	76,156	72,899
Total liabilities	5,182,696	5,113,966	4,801,218
Common stock	0	0	0
Preferred stock	57,785	57,785	57,785
Additional paid in capital	220,100	219,723	221,326
Retained earnings	336,690	327,707	295,803
Treasury stock	(6,862)	(4,996)	(2,975)
Accumulated other comprehensive loss	(58,501)	(50,585)	(55,811)
Total shareholders' equity	549,212	549,634	516,128
Total liabilities and shareholders' equity	$5,731,908	$5,663,600	$5,317,346

Book value per common share	$23.52	$23.42	$21.70
Tangible book value per common share (non-GAAP) (1)	$21.40	$21.32	$19.61

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	September 30, 2023	June 30, 2023	September 30, 2022
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	7.86%	7.97%	7.85%
Tier 1 leverage ratio (2)	10.50%	10.44%	10.67%
Common equity tier 1 ratio (2)	11.21%	11.20%	11.70%
Tier 1 risk-based ratio (2)	12.92%	12.93%	13.60%
Total risk-based ratio (2)	15.68%	15.73%	16.53%

Asset Quality Detail
Nonaccrual loans	$27,065	$21,176	$19,508
Loans 90+ days past due and accruing	231	1,373	1,051
Total nonperforming loans	27,296	22,549	20,559
Other real estate owned	2,039	1,575	1,206
Total nonperforming assets	$29,335	$24,124	$21,765

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.65%	0.54%	0.54%
Nonperforming assets / Total assets	0.51%	0.43%	0.41%
Ratio of allowance for credit losses on loans to nonaccrual loans	169.34%	215.06%	211.55%
Allowance for credit losses / Total loans	1.02%	1.02%	1.03%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of September 30, 2023 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$711,299	1.89%	$3,674	$730,224	1.89%	$3,700	$777,824	1.81%	$3,750
Tax-exempt (1) (2) (4)	29,455	2.55%	204	30,274	2.59%	209	35,722	2.86%	272
Equity securities (1) (2)	8,598	5.58%	121	10,107	7.22%	182	7,765	2.25%	44
Total securities (4)	749,352	1.96%	3,999	770,605	1.99%	4,091	821,311	1.86%	4,066
Loans receivable:
Commercial (2) (3)	1,516,942	6.72%	25,693	1,512,107	6.46%	24,342	1,446,272	5.15%	18,790
Mortgage and loans held for sale (2) (3)	2,834,576	5.83%	41,618	2,735,693	5.73%	39,089	2,396,884	4.81%	29,083
Consumer (3)	133,499	11.51%	3,874	128,423	11.46%	3,670	112,885	10.54%	3,000
Total loans receivable (3)	4,485,017	6.30%	71,185	4,376,223	6.15%	67,101	3,956,041	5.10%	50,873
Interest-bearing deposits with the Federal Reserve and other financial institutions	39,389	5.78%	574	91,643	6.05%	1,383	132,314	1.99%	663
Total earning assets	5,273,758	5.63%	$75,758	5,238,471	5.50%	$72,575	4,909,666	4.45%	$55,602
Noninterest-bearing assets:
Cash and due from banks	55,502			55,632			52,446
Premises and equipment	109,854			108,296			90,570
Other assets	254,106			250,019			229,807
Allowance for credit losses	(45,729)			(44,471)			(41,017)
Total non interest-bearing assets	373,733			369,476			331,806
TOTAL ASSETS	$5,647,491			$5,607,947			$5,241,472
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$813,264	0.52%	$1,061	$888,804	0.62%	$1,383	$1,090,990	0.21%	$570
Savings	2,788,499	3.13%	22,004	2,608,232	2.82%	18,326	2,349,978	0.49%	2,928
Time	507,597	3.16%	4,048	550,188	2.82%	3,869	303,445	1.19%	910
Total interest-bearing deposits	4,109,360	2.62%	27,113	4,047,224	2.34%	23,578	3,744,413	0.47%	4,408
Short-term borrowings	6,101	5.66%	87	33,920	5.21%	441	0	0.00%	0
Finance lease liabilities	328	4.84%	4	350	4.58%	4	416	4.77%	5
Subordinated notes and debentures	104,773	4.07%	1,076	104,698	4.02%	1,049	104,470	3.71%	977
Total interest-bearing liabilities	4,220,562	2.66%	$28,280	4,186,192	2.40%	$25,072	3,849,299	0.56%	$5,390
Demand—noninterest-bearing	792,193			793,686			880,990
Other liabilities	79,272			77,579			70,524
Total Liabilities	5,092,027			5,057,457			4,800,813
Shareholders’ equity	555,464			550,490			440,659
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,647,491			$5,607,947			$5,241,472
Interest income/Earning assets		5.63%	$75,758		5.50%	$72,575		4.45%	$55,602
Interest expense/Interest-bearing liabilities		2.66%	28,280		2.40%	25,072		0.56%	5,390
Net interest spread		2.97%	$47,478		3.10%	$47,503		3.89%	$50,212
Interest income/Earning assets		5.63%	75,758		5.50%	72,575		4.45%	55,602
Interest expense/Earning assets		2.10%	28,280		1.90%	25,072		0.43%	5,390
Net interest margin (fully tax-equivalent)		3.53%	$47,478		3.60%	$47,503		4.02%	$50,212

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022 was $242 thousand, $243 thousand and $305 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022 was $(61.1) million, $(55.9) million and $(45.6) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Nine Months Ended,
	September 30, 2023			September 30, 2022
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$729,787	1.89%	$11,140	$777,070	1.78%	$10,774
Tax-exempt (1) (2) (4)	31,025	2.60%	646	37,002	2.91%	830
Equity securities (1) (2)	10,645	4.97%	396	7,861	2.09%	123
Total securities (4)	771,457	1.96%	12,182	821,933	1.84%	11,727
Loans receivable:
Commercial (2) (3)	1,512,575	6.49%	73,423	1,409,487	4.84%	51,044
Mortgage and loans held for sale (2) (3)	2,733,423	5.70%	116,439	2,301,831	4.62%	79,471
Consumer (3)	127,650	11.50%	10,978	110,198	10.31%	8,498
Total loans receivable (3)	4,373,648	6.14%	200,840	3,821,516	4.86%	139,013
Interest-bearing deposits with the Federal Reserve and other financial institutions	49,380	6.01%	2,221	309,550	0.65%	1,507
Total earning assets	5,194,485	5.48%	$215,243	4,952,999	4.08%	$152,247
Noninterest-bearing assets:
Cash and due from banks	54,494			50,599
Premises and equipment	107,016			87,614
Other assets	250,210			223,020
Allowance for credit losses	(44,556)			(39,279)
Total non interest-bearing assets	367,164			321,954
TOTAL ASSETS	$5,561,649			$5,274,953
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$878,955	0.54%	$3,545	$1,081,211	0.18%	$1,488
Savings	2,581,604	2.75%	53,070	2,414,377	0.28%	5,091
Time	516,261	2.79%	10,775	328,892	1.23%	3,022
Total interest-bearing deposits	3,976,820	2.27%	67,390	3,824,480	0.34%	9,601
Short-term borrowings	47,094	5.07%	1,787	0	0.00%	0
Finance lease liabilities	350	4.58%	12	437	4.59%	15
Subordinated notes and debentures	104,698	4.04%	3,164	104,394	3.65%	2,851
Total interest-bearing liabilities	4,128,962	2.34%	$72,353	3,929,311	0.42%	$12,467
Demand—noninterest-bearing	805,513			841,661
Other liabilities	79,140			67,780
Total Liabilities	5,013,615			4,838,752
Shareholders’ equity	548,034			436,201
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,561,649			$5,274,953
Interest income/Earning assets		5.48%	$215,243		4.08%	$152,247
Interest expense/Interest-bearing liabilities		2.34%	72,353		0.42%	12,467
Net interest spread		3.14%	$142,890		3.66%	$139,780
Interest income/Earning assets		5.48%	215,243		4.08%	152,247
Interest expense/Earning assets		1.84%	72,353		0.33%	12,467
Net interest margin (fully tax-equivalent)		3.64%	$142,890		3.75%	$139,780

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the nine months ended September 30, 2023 and 2022 was $755 thousand and $954 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the nine months ended September 30, 2023 and 2022 was $(58.6) million and $(31.3) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	September 30, 2023	June 30, 2023	September 30, 2022
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$549,212	$549,634	$516,128
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	491,427	491,849	458,343
Less: goodwill and other intangibles	43,874	43,874	43,749
Less: core deposit intangible	299	320	386
Tangible common equity (non-GAAP)	$447,254	$447,655	$414,208

Total assets	$5,731,908	$5,663,600	$5,317,346
Less: goodwill and other intangibles	43,874	43,874	43,749
Less: core deposit intangible	299	320	386
Tangible assets (non-GAAP)	$5,687,735	$5,619,406	$5,273,211

Ending shares outstanding	20,895,634	20,997,053	21,120,584

Book value per common share (GAAP)	$23.52	$23.42	$21.70
Tangible book value per common share (non-GAAP)	$21.40	$21.32	$19.61

Common shareholders' equity / Total assets (GAAP)	8.57%	8.68%	8.62%
Tangible common equity / Tangible assets (non-GAAP)	7.86%	7.97%	7.85%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Calculation of net interest margin:
Interest income	$75,516	$72,332	$55,298	$214,488	$151,293
Interest expense	28,280	25,072	5,390	72,353	12,467
Net interest income	$47,236	$47,260	$49,908	$142,135	$138,826

Average total earning assets	$5,273,758	$5,238,471	$4,909,666	$5,194,485	$4,952,999

Net interest margin (GAAP) (annualized)	3.55%	3.62%	4.03%	3.66%	3.75%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$75,516	$72,332	$55,298	$214,488	$151,293
Tax equivalent adjustment (non-GAAP)	242	243	305	755	954
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	75,758	72,575	55,603	215,243	152,247
Interest expense	28,280	25,072	5,390	72,353	12,467
Net interest income (fully tax equivalent basis) (non-GAAP)	$47,478	$47,503	$50,213	$142,890	$139,780

Average total earning assets	$5,273,758	$5,238,471	$4,909,666	$5,194,485	$4,952,999
Less: average mark to market adjustment on investments (non-GAAP)	(61,103)	(55,940)	(45,559)	(58,577)	(31,330)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,334,861	$5,294,411	$4,955,225	$5,253,062	$4,984,329

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.53%	3.60%	4.02%	3.64%	3.75%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Calculation of PPNR (non-GAAP): (1)
Net interest income	$47,236	$47,260	$49,908	$142,135	$138,826
Add: Non-interest income	7,863	8,293	7,959	24,198	25,759
Less: Non-interest expense	36,914	35,988	36,100	106,892	100,601
PPNR (non-GAAP)	$18,185	$19,565	$21,767	$59,441	$63,984

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Calculation of efficiency ratio:
Non-interest expense	$36,914	$35,988	$36,100	$106,892	$100,601

Non-interest income	$7,863	$8,293	$7,959	$24,198	$25,759
Net interest income	47,236	47,260	49,908	142,135	138,826
Total revenue	$55,099	$55,553	$57,867	$166,333	$164,585
Efficiency ratio	67.00%	64.78%	62.38%	64.26%	61.12%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$36,914	$35,988	$36,100	$106,892	$100,601
Less: core deposit intangible amortization	20	23	23	65	73
Adjusted non-interest expense (non-GAAP)	$36,894	$35,965	$36,077	$106,827	$100,528

Non-interest income	$7,863	$8,293	$7,959	$24,198	$25,759

Net interest income	$47,236	$47,260	$49,908	$142,135	$138,826
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,376	1,349	1,232	4,043	3,767
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	1,955	1,906	1,599	5,668	4,851
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	47,815	47,817	50,275	143,760	139,910
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$55,678	$56,110	$58,234	$167,958	$165,669

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	66.26%	64.10%	61.95%	63.60%	60.68%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Calculation of return on average tangible common equity (non-GAAP):
Net income	$13,727	$13,827	$16,625	$44,043	$47,308
Less: preferred stock dividends	1,076	1,075	1,076	3,226	3,226
Net income available to common shareholders	$12,651	$12,752	$15,549	$40,817	$44,082

Average shareholders' equity	$555,464	$550,490	$440,659	$548,034	$436,201
Less: average goodwill & intangibles	44,186	44,208	44,151	44,201	44,175
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$453,493	$448,497	$338,723	$446,048	$334,241

Return on average equity (GAAP) (annualized)	9.80%	10.07%	14.97%	10.74%	14.50%
Return on average common equity (GAAP) (annualized)	9.04%	9.29%	14.00%	9.96%	13.51%
Return on average tangible common equity (non-GAAP) (annualized)	11.07%	11.40%	18.21%	12.23%	17.63%

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Calculation of non-interest income excluding net realized gains on available-for-sale securities (non-GAAP):
Non-interest income	$7,863	$8,293	$7,959	$24,198	$25,759
Less: net realized gains on available-for-sale securities	0	30	0	52	651
Adjusted non-interest income (non-GAAP)	$7,863	$8,263	$7,959	$24,146	$25,108